                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        R. R. DONNELLEY & SONS COMPANY
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               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

--------------------------------------------------------------------------------
NOTICE AND PROXY STATEMENT                          77 West Wacker Drive
ANNUAL MEETING OF STOCKHOLDERS                      Chicago, Illinois 60601-1696


                    [LOGO OF R.R. DONNELLEY & SONS COMPANY]


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MARCH 26, 1998
--------------------------------------------------------------------------------

The Annual Meeting of Stockholders of R. R. Donnelley & Sons Company will be held on Thursday, March 26, 1998, at nine o'clock a.m., Chicago time, at First Chicago Center, One First National Plaza, at Dearborn Street and Madison Street, Chicago, Illinois 60602 for the following purposes:

 1. To elect four directors;

 2. To consider and vote on a proposal to amend the Company's 1995 Stock Incentive Plan;

 3. To consider and vote on a stockholder proposal regarding executive compensation, if properly presented at the meeting; and

 4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

 Enclosed herewith is a Proxy Statement setting forth certain additional information.

 Only stockholders of record at the close of business on February 4, 1998 will be entitled to notice of and to vote at the meeting.

 Stockholders are cordially invited to attend the meeting. If you plan to attend and you are a stockholder as of February 4, 1998, please check the appropriate box on your proxy card and bring the admission ticket attached to the enclosed proxy with you to the meeting. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. If your shares are held in the name of a broker or other nominee, please ask the broker or other nominee that holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting. If you want to vote in person your shares held in the name of a broker or other nominee, you will have to get a proxy in your name from the registered holder. Please note that attendance at the meeting will be limited to stockholders as of the record date (or authorized representatives) having an admission card or evidence of their share ownership and guests of the Company.

 Stockholders who do not expect to be present at the meeting are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time before it is exercised and stockholders who are present at the meeting may withdraw their proxies and vote in person. Revocation of a proxy may be effected in the manner provided on page 1 of the Proxy Statement.

                                              By Order of the Board of Directors

                                                              Monica M. Fohrman

                                                                       Secretary

February 18, 1998

                                               [LOGO]  Printed on recycled paper

--------------------------------------------------------------------------------
                                                    77 West Wacker Drive
                                                    Chicago, Illinois 60601-1696

                    [LOGO OF R.R. DONNELLEY & SONS COMPANY]

February 18, 1998

PROXY STATEMENT
--------------------------------------------------------------------------------

This Proxy Statement is furnished to stockholders of R. R. Donnelley & Sons Company in connection with the solicitation, by order of the Board of Directors, of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, March 26, 1998 (the "1998 Annual Meeting") at the time and place and for the purposes set forth in the accompanying notice of the meeting. This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about February 18, 1998.
 The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering a written notice of revocation to the Secretary of the Company or by executing a proxy bearing a later date which is exercised at the 1998 Annual Meeting. Attendance at the 1998 Annual Meeting will not automatically revoke a proxy, but a stockholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.
 All outstanding shares of the Company's common stock, par value $1.25 ("Common Stock"), represented by properly executed and unrevoked proxies received in the accompanying form in time for the 1998 Annual Meeting will be voted. A stockholder may, with respect to the election of directors (i) vote for the election of all four nominees named herein as directors, (ii) withhold authority to vote for all such director nominees or (iii) vote for the election of all such director nominees other than any nominee with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space on the proxy. A stockholder may, with respect to each other matter specified in the notice of the meeting (i) vote "FOR" the matter, (ii) vote "AGAINST" the matter or (iii) "ABSTAIN" from voting on the matter. Shares will be voted as instructed in the accompanying proxy on each matter submitted to stockholders. If no instructions are given, the shares will be voted for the election of all four nominees named herein as directors, for approval of the amendment to the 1995 Stock Incentive Plan, and against the stockholder proposal regarding executive compensation, if it is properly presented at the 1998 Annual Meeting.
 A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "non-voted shares") will be considered shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum.
 The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote on the election of directors is required to elect directors. Accordingly, if a quorum is present at the meeting, the four persons receiving the greatest number of votes will be elected to serve as directors. Therefore, withholding authority to vote for a director(s) and non-voted shares with respect to the election of directors will not affect the outcome of the election of directors. If a quorum is present at the meeting, approval of each matter other than the

--------------------------------------------------------------------------------
election of directors requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote on such matter. An abstention with respect to such matter has the legal effect of a vote against such matter. Non-voted shares with respect to such matter will not affect the determination of whether such matter is approved.
 If a stockholder is a participant in the Company's Dividend Reinvestment Plan or Employee Monthly Investment Plan and the accounts are registered in the same name, the proxy represents the number of full shares in each plan account, as well as shares registered in the participant's name. If a stockholder is a participant in the Company's Tax Credit Stock Ownership Plan and the account is registered in the same name, the proxy will also serve as a voting instruction for the trustee of this plan.
 The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; and certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegraph. The Company has retained Morrow & Co. to aid in the solicitation of proxies for a fee of $8,000, plus out-of-pocket expenses.
 There were issued and outstanding 144,874,072 shares of Common Stock
(exclusive of 6,014,978 shares held in the Treasury) as of February 4, 1998. Each such issued and outstanding share is entitled to one vote upon each matter to be voted on at the 1998 Annual Meeting. The close of business on February 4, 1998 has been fixed as the record date for the determination of stockholders entitled to vote at the meeting.

ELECTION OF DIRECTORS

The Company's Certificate of Incorporation provides for three classes of directors of as nearly equal size as possible and further provides that the total number of directors shall be determined by the Company's By-Laws, except that the total number of directors shall be not less than nine nor more than twelve. The term of each class of directors is three years and the term of one class expires each year in rotation.
 The terms of the Directors of the First Class expire at the 1998 annual election to be held at the 1998 Annual Meeting. At the present time it is intended that shares represented by the enclosed proxy will be voted for the election of Martha Layne Collins, William L. Davis, Oliver R. Sockwell and Stephen M. Wolf as Directors of the First Class for a three-year term expiring at the 2001 annual election. Charles C. Haffner III, who is a Director of the Second Class, will retire on June 1, 1998 in accordance with the Company's Retirement Policy for directors.
 All of the nominees are currently members of the Board of Directors. In the event that any nominee should become unavailable for reasons not now known, it is intended that such shares will be voted for such substitute nominee as may be selected by the Board of Directors or the Board may elect not to fill the vacancy and to reduce the number of directors.
 The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or by proxy at the 1998 Annual Meeting and entitled to vote on the election of directors is required to elect the nominees as
Directors of the First Class.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTORS OF THE FIRST CLASS.
--------------------------------------------------------------------------------
INFORMATION ABOUT DIRECTORS AND NOMINEES FOR DIRECTORS

The names of the directors whose terms of office shall continue after the 1998 Annual Meeting and the nominees, their principal occupations during the past five years, certain other directorships held, and certain other information are set forth below.

--------------------------------------------------------------------------------
DIRECTORS OF THE FIRST CLASS
Nominated for election at the 1998 Annual Meeting for Terms Expiring in 2001
--------------------------------------------------------------------------------
             MARTHA LAYNE COLLINS, Director of International Business and Management at the University of Kentucky since 1996 and
             President, Martha Layne Collins & Associates, a consulting firm,
[PHOTO] since 1988. She was President of St. Catharine College, Springfield, Kentucky from 1990 until 1996, a Fellow at John F. Kennedy School of Government at Harvard University from January, 1989 to May, 1989 and was Executive-in-Residence, University of Louisville from January, 1988 to December, 1988. She was Governor of the Commonwealth of Kentucky from 1983 to 1987 and Lieutenant Governor from 1979 to 1983. She has been a director since 1987.
             She is a director of Eastman Kodak Company and Mid-America
             Bancorp (dba Bank of Louisville). Age 61. Member of the Audit and Executive Committees.
--------------------------------------------------------------------------------
             WILLIAM L. DAVIS, Chairman and Chief Executive Officer of the Company since 1997. He was Senior Executive Vice President of Emerson Electric Company, manufacturer of electrical, electronic
[PHOTO] and related products, from 1993 until 1997, and Executive Vice President from 1988 until 1993. He has been a director since
             1997. He is a director of Mallinckrodt, Inc. Age 54. Member of the Executive Committee.
--------------------------------------------------------------------------------
             OLIVER R. SOCKWELL, Executive-In-Residence of Columbia University Graduate School of Business, since 1997. He was President and
             Chief Executive Officer of Construction Loan Insurance
[PHOTO] Corporation (Connie Lee) and its subsidiary, Connie Lee Insurance Company, financial guarantee insurance companies, from 1987 until 1997. He was Executive Vice President, Finance, Administration
             and Planning, for the Student Loan Marketing Association (Sallie
             Mae) from 1984 until 1987. He has been a director since 1997. Age
             54. Member of the Audit and Corporate Responsibility and
             Governance Committees.
--------------------------------------------------------------------------------
             STEPHEN M. WOLF, Chairman and Chief Executive Officer of US
             Airways Group, Inc. since 1996. He was Senior Advisor to Lazard Freres & Co., an investment banking firm, from 1994 until 1996.
[PHOTO] He was Chairman and Chief Executive Officer of UAL Corporation and United Air Lines, Inc. from 1987 to 1994. He has been a director since 1995. He is a director of Philip Morris Companies, Inc., and US Airways Group, Inc. Age 56. Member of the Finance and Human Resources Committees.

--------------------------------------------------------------------------------
DIRECTORS OF THE SECOND CLASS
Terms Expire in 1999
--------------------------------------------------------------------------------
             CHARLES C. HAFFNER III, Retired Vice Chairman of the Board of the Company. He was Vice Chairman of the Board from 1984 until 1990. From 1983 to 1984, he served as Vice Chairman and Treasurer. He
[PHOTO] has been a director since 1961. He is a director of DuKane Corporation and Protection Mutual Insurance Company. Mr. Haffner is a cousin of James R. Donnelley, a director of the Company. Age
             69. Member of the Executive and Finance Committees.

--------------------------------------------------------------------------------
             JUDITH H. HAMILTON, President and Chief Executive Officer of FirstFloor Software, an internet software publisher, since 1996. She was President and Chief Executive Officer of Dataquest
[PHOTO] Incorporated, a high-technology market research analysis and consulting firm, from 1992 until 1995, Senior Vice President and General Manager, Systems Division, of Locus Computing Corporation from 1991 to 1992 and a Partner of Ernst & Young and the National Director of Market Development for the Information Technology Organization of Ernst & Young from 1988 to 1991. She has been a director since 1995. She is a director of FirstFloor Software, Sentry Technology Group and Software.com, Inc. Age 53. Member of the Audit and Corporate Responsibility and Governance Committees.
--------------------------------------------------------------------------------
             WILLIAM D. SANDERS, Chairman and Chief Executive Officer of Security Capital Group Incorporated, an owner and operator of public real estate companies, since 1990. He has been a director
[PHOTO] since 1986. He is a director of CarrAmerica Realty Corporation, Security Capital Group Incorporated, Security Capital U.S.
             Realty, and Storage USA, Inc. Age 56. Member of the Corporate Responsibility and Governance and Human Resources Committees.
--------------------------------------------------------------------------------
             BIDE L. THOMAS, Retired President of Commonwealth Edison Company,
             a producer, distributor and seller of electric energy. He was President of Commonwealth Edison Company from 1987 until his
[PHOTO] retirement in 1992. He has been a director since 1987. He is a director of MYR Group Inc. and The Northern Trust Corporation.
             Age 62. Member of the Audit and Finance Committees.
--------------------------------------------------------------------------------
DIRECTORS OF THE THIRD CLASS
Terms Expire in 2000
--------------------------------------------------------------------------------
             JAMES R. DONNELLEY, Vice Chairman of the Board of the Company
             since 1990. From 1988 to 1990, he was Group President, Corporate Development. Prior to that, he was Group President, Financial
[PHOTO] Printing Services. He has been a director since 1976. He is a director of Sierra Pacific Resources and Pacific Magazines and Printing Limited. Mr. Donnelley is a cousin of Charles C. Haffner III, a director of the Company. Age 62. Member of the Executive and Finance Committees.
--------------------------------------------------------------------------------
             THOMAS S. JOHNSON, Chairman and Chief Executive Officer of GreenPoint Financial Corp. and its subsidiary, GreenPoint Bank,
[PHOTO] since 1993. He was President of Manufacturers Hanover Corporation and Manufacturers Hanover Trust Company, diversified financial institutions, from 1989 until 1991. He was President and a director of Chemical Banking Corporation and Chemical Bank from 1983 until 1989. He has been a director since 1990. He is a director of GreenPoint Financial Corp. and GreenPoint Bank, Alleghany Corporation and Online Resources & Communications Corporation. Age 57. Member of the Finance and Human Resources Committees.
--------------------------------------------------------------------------------
             GEORGE A. LORCH, Chairman, President and Chief Executive Officer of Armstrong World Industries, Inc., a manufacturer of floor coverings, ceiling systems and industrial products, since 1994.
[PHOTO] He was President and Chief Executive Officer at Armstrong World Industries, Inc. from 1993 until 1994, Executive Vice President from 1988 until 1993 and Group Vice President from 1983 until
             1988. He has been a director since 1996. He is a director of Armstrong World Industries, Inc., Dal-Tile International,
             Household International, Inc., and Warner Lambert. Age 56. Member of the Corporate Responsibility and Governance and Human
             Resources Committees.

--------------------------------------------------------------------------------
             M. BERNARD PUCKETT, Former President and Chief Executive Officer of Mobile Telecommunication Technologies Corp., a provider of
[PHOTO] paging and wireless messaging services, serving from 1994 until 1996. He was Senior Vice President, Corporate Strategy and Development of International Business Machines from 1993 to 1994, Vice President and General Manager, Applications Solutions
             Division of International Business Machines from 1991 to 1993, and President, Data Systems Division of International Business Machines from 1988 to 1991. He has been a director since 1995. He is a director of Cognizant Corporation, P-Com, Oacis Healthcare, Software.com and MUSE Networks. Age 53. Member of the Audit, Executive and Finance Committees.

--------------------------------------------------------------------------------

In 1997, the Board of Directors met seven times. During 1997, each director was present for 75% or more of the total number of meetings of the Board of Directors and Committees of the Board of which such director was a member.

COMMITTEES OF THE BOARD OF DIRECTORS

The Company has standing Audit, Corporate Responsibility and Governance, Executive, Finance and Human Resources Committees of the Board of Directors. The members of these Committees have been identified above.

 The Audit Committee recommends the selection of independent public accountants to the Board of Directors; reviews the scope of the audits performed by the independent public accountants and internal audit department, together with their audit reports and any recommendations made by them; reviews in January of each year the results of the audit for the prior fiscal year with the independent public accountants before the earnings report for such fiscal year is released publicly; and reviews periodically the performance of the Company's accounting and financial personnel. The Audit Committee also reviews the Company's financial disclosure documents, management perquisites, material litigation and regulatory proceedings and other issues relative to potentially significant corporate liability and reviews and monitors the Company's codes of conduct. The Audit Committee met five times in 1997.

 The Corporate Responsibility and Governance Committee oversees the Company's commitment to employee health and safety, equal employment opportunity and the environment. The Corporate Responsibility and Governance Committee also recommends to the full Board nominees for election to the Board of Directors in connection with any meeting of stockholders at which directors are to be elected, and recommends to the full Board persons for appointment to fill any Board vacancy, such as may occur due to death, resignation, retirement or the creation of a new directorship, which the Board of Directors is authorized under the By-Laws to fill, and may recommend to the Board policies and guidelines concerning criteria for Board membership, the structure and composition of Board Committees and other matters related to tenure and retirement of the Board members. The Corporate Responsibility and Governance Committee met five times in 1997.

 The Executive Committee is empowered to exercise all of the authority of the Board of Directors, except that it does not have the power to take specific actions delegated to other Committees or to take certain other actions enumerated in the Company's By-Laws. The Executive Committee meets as necessary and met one time in 1997.

 The Finance Committee reviews the financial policies of the Company and makes recommendations to the Board of Directors regarding the Company's financial condition and requirements for and disposition of funds, including the payment of dividends. The Finance Committee also reviews the performance and management of the Company's Retirement Benefit Plan. The Finance Committee met six times in 1997.

-------------------------------------------------------------------------------
 The Human Resources Committee determines the annual salary, bonus and other benefits of selected senior officers of the Company and establishes and reviews, as appropriate, performance standards under compensation programs for senior officers. The Human Resources Committee recommends new employee benefit plans and changes to stock incentive plans to the Board of Directors, approves amendments to the non-stock employee benefit plans and administers all of the Company's employee benefit plans. The Human Resources Committee also recommends to the Board of Directors candidates for election as corporate officers. The Human Resources Committee met seven times in 1997.

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BENEFICIAL OWNERSHIP OF COMMON STOCK

                           CERTAIN PRINCIPAL OWNERS

The following table lists the beneficial ownership of Common Stock with respect to all persons known to the Company to be the beneficial owner of more than 5% of Common Stock. The information shown was furnished by FMR Corp., Northern Trust Corporation, Oppenheimer Group, Inc., Dodge & Cox and the Regents of the University of California. The percentage of outstanding Common Stock owned by such holders is based on outstanding shares of Common Stock as of December 31, 1997.

                                         Number of Shares        % of Outstanding
Name and address                        Beneficially Owned         Common Stock
---------------------------------------------------------------------------------
FMR Corp.                                 17,449,816(1)               12.02%
82 Devonshire Street
Boston, Massachusetts 02109
Northern Trust Corporation                14,008,420(2)                9.65%
50 South LaSalle Street
Chicago, Illinois 60675
Oppenheimer Group, Inc.                    9,721,254(3)                6.70%
Oppenheimer Tower
World Financial Center
New York, New York 10281
Dodge & Cox                                8,062,531(4)                5.56%
One Sansome Street
35th Floor
San Francisco, California 94104
Regents of the University of Cali-         7,633,200(5)                5.26%
fornia
300 Lakeside Drive
Oakland, California 94612

--------
(1) FMR Corp. is a parent holding company for Fidelity Management & Research Company, an investment adviser, and other affiliates and files one
    Schedule 13G to report beneficial ownership of Common Stock by all such entities and by clients of Fidelity Management & Research Company. Holdings are as of July 31, 1997 as reported in Schedule 13G. FMR Corp. has sole power to dispose or direct the disposition of all reported shares and sole power to vote or direct the vote of 1,172,642 shares (0.81%).
(2) Northern Trust Corporation is a parent holding company for The Northern Trust Company and other affiliates and files one Schedule 13G to report beneficial ownership by all such entities of Common Stock. Northern Trust Corporation has sole power to dispose or direct the disposition of 4,480,141 shares (3.09%) and shared power to dispose or direct the disposition of 8,520,896 shares (5.87%); sole power to vote or direct the vote of 8,475,962 shares (5.84%) and shared power to vote or direct the vote of 2,883,556 shares (1.99%). Also includes 5,426,871 shares (3.74%)
    which are shown elsewhere in this Proxy Statement as beneficially owned by James R. Donnelley and 879,222 shares (0.61%) which are shown elsewhere in this Proxy Statement as beneficially owned by Charles C. Haffner III.

-------------------------------------------------------------------------------
(3) Oppenheimer Group, Inc. is a parent holding company and files one Schedule 13G to report beneficial ownership by all subsidiaries of Common Stock. Oppenheimer Group, Inc. has shared power to dispose or direct the disposition of all reported shares and shared power to vote or direct the voting of 5,510,264 shares (3.80%).
(4) Dodge & Cox is an investment advisor and files one Schedule 13G to report beneficial ownership of Common Stock by clients of Dodge & Cox. Holdings are as of December 31, 1996 as reported in Schedule 13G. Dodge & Cox has sole power to dispose or direct the disposition of 8,039,731 shares
    (5.54%) and shared power to dispose or direct the disposition of 22,800 shares (0.02%); sole power to vote or direct the vote of 7,304,921 shares (5.03%) and shared power to vote or direct the vote of 757,610 shares (0.52%).
(5) The Regents of the University of California has the sole power to dispose or direct the disposition of, and the sole power to vote or direct the vote of, all reported shares.
-------------------------------------------------------------------------------
 The descendants of Richard Robert Donnelley (1836-1899), the Company's founder, and members of their families, own approximately 16% of the outstanding Common Stock.

   BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

The following table lists the beneficial ownership, as of December 31, 1997, of Common Stock by all directors and nominees, each of the individuals named in the Summary Compensation Table and the directors and all five individuals serving as executive officers on December 31, 1997 as a group. The percentage of outstanding Common Stock owned by each such person is based on outstanding shares of Common Stock as of December 31, 1997, plus shares subject to stock options held by each such person.

                                                      Number of Shares       % of Outstanding
Name                                                  Beneficially Owned     Common Stock
---------------------------------------------------------------------------------------------
Directors
Martha Layne Collins                                              24,200(1)         *
James R. Donnelley                                             6,371,877(2)       4.39%
Charles C. Haffner III                                         1,329,050(3)         *
Judith H. Hamilton                                                 6,166(4)         *
Thomas S. Johnson                                                 31,462(1)         *
George A. Lorch                                                    5,447(4)         *
M. Bernard Puckett                                                11,316(5)         *
William D. Sanders                                                31,505(1)         *
Oliver R. Sockwell                                                     0            *
Bide L. Thomas                                                    14,892(6)         *
Stephen M. Wolf                                                   38,000(5)         *
Named Executive Officers
Steven J. Baumgartner                                             65,891(7)         *
William L. Davis                                                 316,198(8)         *
Cheryl A. Francis                                                 46,200(9)         *
John M. Richman                                                  115,625(10)        *
W. Ed Tyler                                                      174,669(11)        *
Jonathan P. Ward                                                 163,618(12)        *
Directors and all five Executive Officers as a group           8,746,116          6.03%

--------
   *Less than one percent.
 (1) Includes 24,000 shares which are not now owned but which could be acquired by exercise of non-employee director stock options.
 (2) Includes 7,400 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 69,800 shares which are not now owned but could be acquired by exercise of stock options. Includes 1,268,238 shares as to which he has sole investment and voting power and 4,950,314 (3.41%) shares as to which he shares investment and voting power. Does not include 38,513 shares owned by a family member as to which beneficial ownership is disclaimed.
 (3) Includes 24,000 shares which are not now owned but which could be acquired by exercise of non-employee director stock options. Includes 425,828 shares as to which he has sole investment and voting power and 879,222 shares as to which he shares investment and voting

-------------------------------------------------------------------------------
    power. Of such 879,222 shares, 609,678 shares are held in trusts as to which Mr. Haffner acts as a co-trustee and as to which Mr. Haffner has no economic interest. Does not include 74,355 shares owned by family members as to which beneficial ownership is disclaimed.
 (4) Includes 4,000 shares which are not now owned but which could be acquired by exercise of non-employee director stock options.
 (5) Includes 8,000 shares which are not now owned but which could be acquired by exercise of non-employee director stock options.
 (6) Includes 12,000 shares which are not now owned but which could be acquired by exercise of non-employee director stock options.
 (7) Includes 12,300 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 51,500 shares which are not now owned but which could be acquired by exercise of stock options.
 (8) Includes 303,256 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition.
 (9) Includes 25,000 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 16,200 shares which are not now owned but which could be acquired by exercise of stock options.
(10) Includes 109,000 shares which are not now owned but which could be acquired by exercise of stock options.
(11) Includes 20,800 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 122,200 shares which are not now owned but which could be acquired by exercise of stock options.
(12) Includes 20,800 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 115,700 shares which are not now owned but which could be acquired by exercise of stock options.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of John M. Richman, the former Acting Chairman and Chief Executive Officer, William L. Davis, the Chairman and Chief Executive Officer since March 1997, and the other four most highly compensated executive officers of the Company serving as such on December 31, 1997.

                          SUMMARY COMPENSATION TABLE

                                                             Long-Term Compensation
                                                        ------------------------------------
                           Annual Compensation                 Awards              Payouts
                        ----------------------------    ---------------------    -----------
                                              Other
                                             Annual     Restricted Securities                   All
    Name and                                 Compen-      Stock    Underlying                  Other
    Principal                                sation      Award(s)   Options/        LTIP      Compen-
    Position       Year Salary($)   Bonus($)   ($)        ($)(4)    SARs(#)      Payouts ($) sation($)
---------------------------------------------------------------------------------------------------------
W. L. Davis        1997  552,784    459,600  233,759(2) 9,727,229  1,000,000             0   4,049,721(6)
 Chairman
 and CEO
J. M. Richman      1997   28,333(1)       0   35,185            0          0             0           0
 Former Acting     1996   49,000(1)       0       20            0     89,000(5)          0           0
 Chairman
 and CEO
S. J. Baumgartner  1997  368,000    326,363    3,256      267,000     55,000             0       7,298(7)
 Executive VP      1996  350,000          0   17,060(3)         0     31,000             0       7,298
                   1995  325,000    133,611    9,467      573,750    141,000       401,826       4,007
C. A. Francis      1997  375,000    332,571       82            0    165,000             0       7,382(7)
 Executive VP      1996  300,000          0        0            0    151,000             0       5,117
 and CFO           1995   62,500    180,000        0      937,500     25,000             0       5,117
W. E. Tyler        1997  386,000    342,327    5,775            0          0             0       5,565(7)
 Executive VP      1996  368,000          0   21,679(3)         0     31,000             0       6,745
                   1995  350,000    143,889   14,479      573,750    196,000       296,335       6,745
J. P. Ward         1997  457,739    405,949    4,301            0    175,000             0       6,259(7)
 President and     1996  420,000          0   22,446(3)         0     31,000             0       7,538
 Chief Operating   1995  400,000    164,444   16,893      573,750    196,000       339,867       7,538
 Officer

-------------------------------------------------------------------------------
--------
(1) Fees paid while serving as a non-employee director of the Company during 1996 and 1997.
(2) Includes relocation expenses of $64,636 paid to W.L. Davis in connection with his employment with the Company.
(3) Includes the Company matched contribution under the Stock Purchase Plan equal to 50% of the amount contributed by the employee toward the purchase of Common Stock for the employee's account, and a cash payment equal to 20% of the amount the employee contributed to assist in the payment of taxes owed by the employee as a result of the Company matched contribution.
(4) Values of Restricted Stock Awards shown in the Summary Compensation Table are based on the closing price of Common Stock on the date of grant. As of December 31, 1997, J. M. Richman held no shares of restricted Common
    Stock; W. L. Davis held 303,256 shares of restricted Common Stock, valued at $11,296,286 in the aggregate; S. J. Baumgartner held 12,300 shares of restricted Common Stock, valued at $458,175 in the aggregate; C. A.
    Francis held 25,000 shares of restricted Common Stock, valued at $931,250 in the aggregate; W. E. Tyler held 20,800 shares of restricted Common Stock, valued at $774,800 in the aggregate; and J. P. Ward held 20,800 shares of restricted Common Stock valued at $774,800 in the aggregate. Dividends are paid on restricted Common Stock at the same rate and at the same time as on the Common Stock. All restricted Common Stock other than restricted Common Stock held by Mr. Davis vests on the fifth anniversary of the date of grant. Restricted Common Stock held by Mr. Davis vests as set forth in an agreement between Mr. Davis and the Company described on page 13 below.
(5) Includes options to purchase 4,000 shares of Common Stock granted while serving as a non-employee director of the Company during 1996.
(6) Includes the following: cash signing bonuses paid in connection with W. L. Davis' employment with the Company, including interest on deferred amounts; and premiums paid by the Company in connection with whole life insurance policies which are owned by Mr. Davis.
(7) Premiums paid by the Company in connection with whole life insurance policies which are owned by the named executive officers.

-------------------------------------------------------------------------------

                           OPTION/SAR GRANTS IN 1997

The following table sets forth certain information concerning options to purchase Common Stock granted in 1997 to the individuals named in the Summary Compensation Table.

                        Individual Grants
------------------------------------------------------------------
                   Number of    % of Total
                  Securities   Options/SARs                          Grant
                  Underlying    Granted to   Exercise                Date
                 Options/SARs  Employees in   or Base   Expiration  Present
Name             Granted(#)(1)     1997     Price($/sh)    Date    Value($)
-------------------------------------------------------------------------------
W. L. Davis         500,000(1)    33.67%     $30.1250    3/17/2007 4,990,000(5)
                    500,000(2)    33.67%     $45.1875    3/17/2007 3,105,000(5)
J. M. Richman             0        0.00%          N/A          N/A       N/A
S. J. Baumgart-      18,334(3)     1.23%     $47.2500   12/31/2006   129,438(4)
ner
                     18,333(3)     1.23%     $55.1300   12/31/2006   105,231(4)
                     18,333(3)     1.23%     $63.0000   12/31/2006    85,982(4)
C. A. Francis        18,334(3)     1.23%     $47.2500   12/31/2006   129,438(4)
                     18,333(3)     1.23%     $55.1300   12/31/2006   105,231(4)
                     18,333(3)     1.23%     $63.0000   12/31/2006    85,982(4)
                    110,000(2)     7.41%     $45.1875    3/17/2007 1,027,400(5)
W. E. Tyler               0        0.00%          N/A          N/A       N/A
J. P. Ward          175,000(2)    11.79%     $45.1875    3/17/2007 1,634,500(5)

--------
(1) Option becomes exercisable (at fair market value on the date of grant) over a four year period, with 20% of the shares becoming exercisable at the beginning of each of the second, third and

-------------------------------------------------------------------------------
   fourth years following the date of grant and with the remaining portion of the option becoming exercisable at the end of the fourth year, unless the vesting schedule is accelerated to become fully exercisable upon death, retirement, disability or a change in control as defined in an agreement between the Company and Mr. Davis described on page 13 below.
(2) Option becomes fully exercisable if on each trading day for a period of 10 consecutive trading days during the six year period commencing March 18, 1997, the average of the high and low transaction prices for the Common Stock as reported in the New York Stock Exchange Composite Transactions equals or exceeds the exercise price (a 50% premium above the fair market value at the date of grant), but no earlier than March 18, 2000, except that in the case of Mr. Davis' option, exercisability may be accelerated upon a change of control as defined in an agreement between the Company and Mr. Davis described on page 13 below, and in the case of other options, exercisability may be accelerated upon a change of control as defined in the Company's 1995 Stock Incentive Plan (a "Change in
    Control").
(3) Option becomes fully exercisable (at a significant premium above the thirty day average closing price as of December 31, 1996) on June 30, 2006, except that exercisability may be accelerated upon a Change in Control or in the event Total Stockholder Return for any four-year period (each, a "Performance Period") during the period commencing on January 1, 1997 and ending on December 31, 2005 exceeds the cumulative total return during such Performance Period of the Standard and Poor's Industrial Index stock index. Total Stockholder Return means, with respect to any Performance Period, the fair market value on the last day of such Performance Period of the number of shares of Common Stock which is deemed to be purchased by investing $100 as of the day immediately preceding the first day of such Performance Period. In calculating Total Stockholder Return, dividends on the Common Stock are assumed to be reinvested in shares of Common Stock.
(4) The Black-Scholes option pricing method has been used to calculate present value as of date of grant, January 1, 1997. The present value as of the date of grant, calculated using the Black-Scholes method, is based on assumptions about future interest rates, stock price volatility and dividend yield. The Black-Scholes model is a complicated mathematical formula widely used to value exchange traded options. However, stock options granted by the Company to its executive officers differ from exchange traded options in two key respects: options granted by the Company to its executives and non-employee directors are long-term and generally subject to vesting restrictions while exchange traded options are short-term and can be exercised or sold immediately in a liquid market. The Black-Scholes model relies on several key assumptions to estimate the present value of options, including the volatility of and dividend yield on the security underlying the option, the risk-free rate of return on the date of grant and the term of the option. In calculating the grant date present values set forth in the table, a factor of 22.80% has been assigned to the volatility of the Common Stock; based on daily stock market quotations for the twelve months preceding the date of grant, the yield on the Common Stock has been set at 2.41%; based upon its annual dividend rate of $0.76 per share at the date of grant, the risk-free rate of return has been fixed at 6.58%, the rate for a ten year U.S. Treasury Note on the date of grant as reported in the Federal Reserve Statistical Release, and the exercise of the options has been assumed to occur at the end of the actual option term of ten years. There is no assurance that these assumptions will prove to be true in the future. Consequently, the grant date present values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, that may be realized by each individual will depend on the market price of Common Stock on the date of exercise.
(5) The Black-Scholes option pricing method (as described above) has been used to calculate present value of the following options as of the date of grant based on the following factors:

Date of Grant  Expiration Date Volatility Factor Yield Annual Dividend Rate Risk-Free Rate of Return
----------------------------------------------------------------------------------------------------
   3/18/97         3/17/07          21.10%       2.52%        $0.76                  6.69%
  11/19/97         3/17/07          24.84%       2.28%        $0.80                  6.68%

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

 AGGREGATED OPTION/SAR EXERCISES IN 1997 AND FISCAL YEAR-END OPTION/SAR VALUES

The following table sets forth certain information concerning the exercise in 1997 of options to purchase Common Stock by the individuals named in the Summary Compensation Table and unexercised options to purchase such stock held by such individuals at December 31, 1997.

                                                    Number of Securities
                                                   Underlying Unexercised     Value of Unexercised
                                                       Options/SARs at      In-the-Money Options/SARs
                                                         12/31/97(#)            at 12/31/97($)(2)
                   Shares Acquired     Value      ------------------------- -------------------------
      Name         on Exercise(#)  Realized($)(1) Exercisable/Unexercisable Exercisable/Unexercisable
-----------------------------------------------------------------------------------------------------
W. L. Davis                 0               0               0     1,000,000            0    3,500,000
J. M. Richman               0               0         109,000             0      678,188            0
S. J. Baumgartner           0               0          51,500       219,000      327,669      224,738
C. A. Francis               0               0          16,200       324,800       43,100      169,275
W. E. Tyler             7,000         136,719         122,200       220,800    1,364,625      240,375
J. P. Ward              7,000         169,750         115,700       395,800    1,250,875      240,375

--------
(1) The value realized equals the aggregate amount of the excess of the fair market value on the date of exercise (the average of the high and low prices of Common Stock as reported in the New York Stock Exchange Composite Transactions report for the exercise date) over the relevant exercise price(s).
(2) The value is calculated based on the aggregate amount of the excess of the average of the high and low prices of Common Stock as reported in the New York Stock Exchange Composite Transactions report for December 31, 1997 over the relevant exercise price(s).

RETIREMENT BENEFITS

Under the Company's Retirement Benefit Plan, employees who met the eligibility requirements accrued in 1997 an annual retirement benefit computed at the rate of 1.5% on compensation up to "covered compensation," and 2% on compensation in excess of "covered compensation" but not in excess of $160,000 (the maximum amount of compensation for 1997 on which benefits can accrue under current law). The formula for determining benefits has been revised at various times since the present Retirement Benefit Plan was adopted in 1951. The compensation covered by the Retirement Benefit Plan includes wages and salaries, supplementary compensation and commissions. An employee's "covered compensation" for a year is the average of the Social Security wage bases for the thirty-five-year period ending with such year. Prior to January 1, 1979, employees could elect to participate on a contributory basis. Since then, the Retirement Benefit Plan has been noncontributory, so that the Company pays the full cost of benefits credited under the Retirement Benefit Plan after December 31, 1978. Benefits are paid monthly after retirement for the life of the participant (straight life annuity amount) or, if the participant is married or has elected an optional benefit form, in an actuarially reduced amount for the life of the participant and the participant's surviving spouse or other surviving person named as a contingent member. Benefits under the Retirement Benefit Plan are limited to the extent required by provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974. If payment of actual retirement benefits is limited by such provisions, an amount equal to any reduction in retirement benefits will be paid as a supplemental benefit under the Unfunded Supplemental Benefit Plan adopted by the Board of Directors in 1981.
 The following table contains information concerning annual benefits payable pursuant to the Retirement Benefit Plan and the Unfunded Supplemental Benefit Plan on a straight life annuity basis upon retirement at age 65 for the individuals named in the Summary Compensation Table. These benefits include the annual benefits to be paid at age 65 computed on service through December 31, 1997, estimated additional annual benefits which may be earned in the future, assuming the individuals continue in the Company's employ to age 65 at current base pay plus incentive

-------------------------------------------------------------------------------
compensation paid at assumed target amounts through age 65, and total estimated annual benefits on retirement at age 65.

                                     Estimated Additional
                                       Annual Benefits       Total Estimated
                 Annual Benefits        on Retirement        Annual Benefits
                   to be paid             at Age 65        Computed on Service
                    at Age 65       for Service after 1997 through December 31,
                  on the Basis      Assuming Continuation   1997 Plus Benefits
               of Service through       of Employment          Which May Be
 Individual   December 31, 1997 ($)    Until Age 65 ($)    Earned in Future ($)
-------------------------------------------------------------------------------
 W. L. Davis          65,600               763,400(1)            829,000(1)
 J. M. Rich-
  man                      0                     0                     0
 S. J. Baum-
  gartner             36,282                20,820(2)             57,102(2)
 C. A. Fran-
  cis                 38,497               510,826               549,323
 W. E. Tyler          78,268               275,040               353,308
 J. P. Ward          102,795               464,100               566,895

-------------------------------------------------------------------------------
(1) Notwithstanding the provisions of the Retirement Benefit Plan, pursuant to an agreement between the Company and W. L. Davis described on page 13 below, should Mr. Davis be employed by the Company through March 18, 2002, these benefits will be paid at age 65.
(2) S. J. Baumgartner will cease to be deemed employed by the Company as of December 31, 1999. The estimated annual benefit to be paid to Mr. Baumgartner under the Retirement Benefit Plan at age 65, based on benefits accruing through December 31, 1999, will be $57,102.

DIRECTOR COMPENSATION

Directors who are not officers receive annual retainer fees as follows:
$32,000 for service as a director, plus $1,000 per committee for service as a member of a Board committee, and $2,500 for service as Chairman of a Board committee (payable in addition to retainer fees for service as a member of the committee). In addition to these retainer fees, such directors receive an attendance fee of $1,000 per day for attendance at Board meetings and any committee meetings held on the same day. Such directors are paid an attendance fee of $1,000 per day for any committee meetings held on days other than Board meeting days and for each day spent at the Company's request on committee work when no formal meeting is held. The 1993 Stock Ownership Plan for Non-Employee Directors, approved by the stockholders at the 1993 Annual Meeting, permits directors who are not employees to elect to apply all or a portion of retainer, meeting and committee fees toward the purchase of shares of Common Stock at fair market value on the date of purchase. Alternatively, non-employee directors may elect to defer all or a portion of retainer, meeting and committee fees, in which case the amount deferred will earn interest at a rate equal to the rate on U.S. government bonds having a five-year maturity. Deferred amounts will be paid out in no more than ten equal annual installments or in a lump sum payment after the later to occur of the director's attaining age 65 and termination of service as a director. The 1995 Stock Incentive Plan provides that each individual who, immediately following the annual meeting of stockholders, is a non-employee director shall receive an option to purchase 4,000 shares of Common Stock at an option price equal to 100% of the fair market value of such shares on the date the option is granted (the "Option Date"). Such options are fully exercisable during the period beginning on the earlier to occur of (a) the date that is the first anniversary of the Option Date or (b) the day immediately preceding the date of the Annual Meeting of Stockholders of the Company next following the Option Date and ending ten years after the Option Date.
 In 1996, the Board amended the retirement plan for directors as of January 1, 1997. Prior to the plan amendment, a director with 10 or more years of service as a director would receive an annual retirement benefit equal to the then current annual retainer fee paid to active directors and a

--------------------------------------------------------------------------------
director with less than 10 years of service as a director would receive an annual retirement benefit equal to 10% of such fee for each year or fraction thereof of service as a director. Under the amended plan, each director who was active as of January 1, 1997 could elect to (i) receive an annual retirement benefit determined as if the plan had not been amended, (ii) have an amount equal to the present value of that director's earned annual retirement benefit at December 31, 1996 credited to a book-entry account of that director pursuant to a deferred compensation agreement (as described in the prior paragraph with respect to the deferral of retainer, meeting and committee fees) or (iii) convert such present value to shares of phantom stock to be credited to a book-entry account of that director. In addition, a non-employee director who was either active as of January 1, 1997 with less than ten years of service who chose alternative (ii) or (iii) above or first elected to the Board on or after January 1, 1997 will be credited as of January 1 of each year beginning January 1, 1997 (until the commencement of the director's tenth year of service) with the number of shares of phantom stock determined by dividing 35% of the annual retainer then payable by the fair market value of a share of Common Stock.

SEVERANCE PAY PROGRAM AND SPECIAL SEVERANCE PLAN

The Company has adopted a Severance Pay Program consisting of severance agreements between the Company and certain officers and key employees (including the executive officers named in the Summary Compensation Table), and a Special Severance Plan applicable to all other employees of the Company and certain subsidiaries. The severance agreements and the Special Severance Plan provide severance benefits in the event of a change in control of the Company (as defined in the agreements and Special Severance Plan) followed by termination of employment. These agreements provide that if the executive's employment is terminated following a change in control of the Company either
(a) by the Company for reasons other than cause (as defined in the agreements) or other than as a consequence of death, disability or retirement, or (b) by the executive for reasons relating to a diminution of responsibilities, compensation or benefits or relocation requiring a change in residence or a significant increase in travel, the executive will receive certain payments and benefits. These include (i) a lump sum payment equal to up to three times the executive's current planned compensation (salary and bonus), (ii) an amount in cash in lieu of outstanding stock bonus awards under the Company's Stock Incentive Plans, (iii) an amount in cash equal to the value of outstanding stock options, (iv) an amount in cash equal to three years of additional accrued benefits under the Company's pension plan and (v) life, disability, accident and health insurance benefits for a period of 24 months after termination of employment. These agreements also provide that if after a change in control of the Company any compensation paid to the executive, whether or not pursuant to such agreement, is subject to the federal excise tax on "excess parachute payments," the Company will pay to the executive such additional amount as may be necessary so that the executive realizes, after the payment of such excise tax and any income or excise tax on such additional amount, the amount of such compensation.

EXECUTIVE AGREEMENTS
Effective March 18, 1997, the Company and William L. Davis entered into an employment agreement (the "Davis Agreement") pursuant to which Mr. Davis became employed by the Company as Chief Executive Officer. The Davis Agreement has an initial term ending March 31, 2002, with an automatic extension through March 31, 2004 unless terminated by either the Company or Mr. Davis on 6 months' prior written notice.
 The Davis Agreement provides that Mr. Davis will receive a base salary of $700,000 per year and will participate in an annual bonus plan with a target award of 75% of base salary and a maximum bonus of two times target. Mr. Davis is entitled to participate in any long-term performance bonus plan adopted by the Company's Human Resources Committee.
 Effective on the date of the Davis Agreement, Mr. Davis was granted stock options for 500,000 shares of Common Stock at an exercise price of $30.125 (the price of the Common Stock on the

--------------------------------------------------------------------------------
date of the Davis Agreement), 20% of which shares vest on March 18 of each of 1998 through 2000 and which is 100% vested on March 18, 2001; and a premium priced option to purchase 500,000 shares of Common Stock at $45.1875 (150% of the price of the Common Stock on the date of the Davis Agreement) vesting upon the date that the price of the Common Stock as traded on the New York Stock Exchange for ten consecutive trading days exceeds $45.1875 but in no event exercisable prior to March 18, 2000. Mr. Davis was also awarded restricted stock grants in the amount of (a) 50,947 shares vesting in three installments in November, 1997 through 1999, and (b) 269,291 shares with 80,744 shares vesting on February 1, 1998, 45,008 shares vesting on November 1, 2000, 80,604 shares vesting on November 3, 2001 and 62,935 shares vesting on October 1, 2004.
 Notwithstanding the provisions of the Company's Retirement Benefit Plan, Mr. Davis is guaranteed a pension upon reaching the age of 65 in an annual amount equal to the excess of (a) the greater of $907,000 or 50% of his "final average compensation" (as defined in the Davis Agreement) over (b) the sum of (i) any pension amounts accrued and vested under the Retirement Benefit Plan, (ii) retirement benefits paid under plans of Mr. Davis' former employers and (iii) his primary social security benefit. If Mr. Davis' employment is terminated voluntarily or for cause prior to March 17, 2002, the pension amount is to be reduced proportionately to the length of employment prior to the fifth anniversary of the Davis Agreement.
 Mr. Davis was also awarded cash signing bonuses covering amounts forfeited from his prior employer, payable as follows: (i) $1,812,612 immediately paid into a deferred payment account, (ii) an additional $1,908,606 paid in November, 1997 into the deferred account, and (iii) $179,507 paid in November, 1997. The deferred amounts bear interest quarterly at a rate equal to a 5 year U.S. bond rate, and were paid to Mr. Davis on January 15, 1998. The Company also reimbursed Mr. Davis for expenses incurred in connection with his relocation to Chicago, Illinois.
 In the event of Mr. Davis' death prior to expiration of the initial employment term, in addition to rights under the Davis Agreement covering stock options and restricted stock awards, his estate will receive a "Termination Bonus" equal to his previous year's salary, prorated for the portion of the year worked prior to his death. In the case of his disability, either the Company or Mr. Davis may terminate the Davis Agreement and in addition to a Termination Bonus as described above, Mr. Davis is to receive 60% of his last base salary amount plus full benefit and pension accrual until he reaches age 65. The Davis Agreement also provides for certain payments to be made to Mr. Davis in the event that his employment is terminated by the Company without cause or by him for "Good Reason" (as defined in the Davis Agreement), including a lump sum severance payment equaling 250% of his then base salary and target bonus amount (300% if such termination follows a Change of Control (as defined in the Davis Agreement)) and a Termination Bonus, in addition to base salary and bonus earned through the date of termination and continued benefit coverage and pension accrual for a period of 30 months. Further, in the event Mr. Davis' employment is terminated by the Company without cause or if there is a Change in Control, all stock options and restricted stock awards not yet vested shall become fully vested.
 As part of the Davis Agreement, Mr. Davis has agreed to certain limitations on his ability to compete with, or solicit employees from, the Company for a period ending two years after the termination of the Davis Agreement.
 In connection with commencing employment as Executive Vice President and Chief Financial Officer of the Company, Cheryl A. Francis entered into an agreement (the "Francis Agreement") with the Company. The Francis Agreement sets forth certain of the terms under which Ms. Francis is employed by the Company.
 Under the Francis Agreement, in addition to base salary and participation in the Company's incentive plans, Ms. Francis was granted 10,000 shares of restricted Common Stock, options to purchase 25,000 shares of Common Stock and premium-priced options to purchase 120,000 shares of Common Stock.
 The Francis Agreement does not provide for a term of employment. However, if Ms. Francis is terminated by the Company for any reason other than cause prior to June 30, 2005, she will receive

--------------------------------------------------------------------------------
an amount equal to $838,525 (increased beginning on October 16, 1995 by the Company's borrowing rate) minus (a) the sum of (i) the amount of ordinary income actually recognized by Ms. Francis upon the exercise of the options referred to in the preceding paragraph and (ii) if such options are vested but unexercised on the date of Ms. Francis' termination of employment, the amount of ordinary income which would be recognized if such options were exercised on such date and (b) the value of the 10,000 shares of restricted Common Stock referred to in the preceding paragraph on the date such shares vest, if such shares have vested.
 Under the Francis Agreement, Ms. Francis is 100% vested in retirement benefits under the Company's Retirement Benefit Plan. In addition, she will receive a $10,130 additional credit in annual age 65 benefits for each full year she is employed by the Company after December 31, 1995 and before January 1, 2019, which amount represents the annualized difference between the amount Ms.
Francis would have earned under her prior employer's retirement plan and the Company's Retirement Benefit Plan. See "Retirement Benefits."
 As part of a reorganization of the Company's management announced October 21, 1997, the Company entered into two agreements. The Company and Steven J. Baumgartner entered into an agreement (the "Baumgartner Agreement") pursuant to which Mr. Baumgartner resigned as Sector President on November 19, 1997 and terminated his active employment with the Company effective December 31, 1997. The Baumgartner Agreement provides that in consideration for the agreement of Mr. Baumgartner to forebear from certain activities in competition with the Company for the period through December, 1999, and to release any and all claims he might have against the Company and its affiliates, Mr. Baumgartner will continue to receive payments equal to his last salary of $30,667 per month, to participate in the Company's health, welfare and retirement plans, and to continue to vest in stock options and awards through December 31, 1999, as though still actively employed with the Company.
 In addition, the Baumgartner Agreement provides for the immediate cancellation of a restricted stock award of 15,000 shares previously granted to Mr. Baumgartner and the grant of two new restricted stock awards in the total amount of 7,500 shares, vesting on December 31, 1999, as well as acceleration to December 31, 1999 of the vesting of all then-outstanding stock options other than premium priced stock options granted to Mr. Baumgartner prior to the date of the Baumgartner Agreement.
 The Company has also agreed to pay Mr. Baumgartner $29,723 for vacation days accrued and not taken prior to termination of his active employment; the bonus payments to be made, if any, based upon the Company's performance both for 1997 and the 1995-97 performance periods, when calculated and paid to other executives; and up to $10,000 in attorneys' fees incurred by Mr. Baumgartner in preparing the Baumgartner Agreement. Mr. Baumgartner is also allowed to continue to draw from a financial planning account previously established by the Company for his benefit, although no additional contributions will be made by the Company to that account.
 Also in connection with the reorganization, W. Ed Tyler entered into an agreement with the Company (the "Tyler Agreement"). Under the terms of the Tyler Agreement, in the event that prior to December 31, 1998 Mr. Tyler's employment is terminated for any reason (including his voluntary resignation) other than termination by the Company for cause (as defined in the Tyler Agreement), the Company is obligated to pay Mr. Tyler severance amounts consisting of two times his then annual base salary, paid over a period of not less than 36 months, and a bonus for 1998, prorated based upon the time from January 1, 1998 through termination of his employment. The Company has also agreed to allow Mr. Tyler to continue to receive health, welfare and retirement benefits as though actively employed for a period ending on the third anniversary of the termination of his employment, extended by the number of days of accrued but untaken vacation earned by Mr. Tyler through the date of termination (the "Termination Date"), and to allow stock options previously granted to continue to vest through the Termination Date, and has provided for acceleration of all then outstanding stock options other than premium priced stock options to the Termination Date.
 Should Mr. Tyler's employment terminate prior to December 31, 1998, then a restricted stock award of 15,000 shares which was granted to him in 1995 and would otherwise vest in 2000 shall

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be immediately cancelled and replaced with a new restricted stock award for a number of shares equal to the sum of (i) 9,000 plus (ii) the product of 200 times the number of full calendar months elapsed since October 1, 1997 to the date of termination of his employment. Of the restricted stock award, 6,000 shares shall vest on December 31, 2000, and the balance shall vest on the third anniversary of the termination of his employment.
 Mr. Tyler is also allowed to continue to draw from a financial planning account previously established by the Company for his benefit, although no additional contributions will be made by the Company to that account, and the Company has agreed to reimburse up to $10,000 in attorneys' fees incurred by him in preparing the Tyler Agreement. Mr. Tyler's continuing obligations to the Company after termination, including non-competition obligations continuing through the third anniversary of the termination of his employment, are consideration for any severance-related payments that may be made under the Tyler Agreement. The Tyler Agreement expires after December 31, 1998.

HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMMITTEE APPROACH TO COMPENSATION EVALUATION
The Human Resources Committee (the "Committee") determined the annual salary, short-term and long-term cash and stock incentive compensation, and other compensation of executive officers, including the executive officers named in the Summary Compensation Table (the "named executive officers").
 The Committee considered the following factors in setting compensation for 1997: (a) Company performance, both separately and compared to other companies,
(b) the individual performance of each executive officer, (c) a number of comparative compensation surveys, (d) historical compensation levels and stock awards, (e) the overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent and (f) the recommendations of professional compensation consultants and management.
 Companies used for executive compensation pay comparison purposes include a broad group of companies similar in revenue size to the Company, as well as printing and publishing companies also similar in revenue size to the Company. The companies used to define the market for pay comparison purposes include 7 of the 30 companies in the Peer Group used in the Performance Graph. The Committee relies on market data comprised of a broad array of companies in various industries for comparative analysis of executive compensation because the Committee believes that the Company's competitors for executive talent are more varied than the Peer Group chosen for comparing stockholder return in the Performance Graph.

EXECUTIVE OFFICERS GENERALLY
Generally, total compensation for executive officers is targeted between the 50th and 75th percentile of the market. The Committee determines the individual components of the total compensation package based on the desired mix between salary and at-risk components of short- and long-term compensation.
 As described below, approximately 40% through 60% (depending on the level of responsibility of an executive officer) of targeted annual cash compensation is linked to Company performance.

Salary: The Committee annually reviews the base salary of each executive officer. For 1997, the base salaries for named executive officers were targeted, on average, at the median salaries at comparable companies. Increases in base salaries for 1997 were determined based on this market positioning goal and on individual performance.

Short- and Long-Term Incentive Compensation: Both the Senior Officer Annual Incentive Compensation Plan (the "Annual Plan") and the Long-Term Performance Awards (the "Long-Term Awards") tie payouts to Company performance. Under the Annual Plan and the Long-Term Awards, potential payout amounts (expressed as a percentage of salary) and related performance goals were established at the beginning of the relevant performance periods by the Committee.

--------------------------------------------------------------------------------
 Company performance under the 1997 Annual Plan was measured by Economic Value Added (EVA(R)) for the Company as a whole. EVA represents the cash operating earnings of the Company after deducting a charge for capital employed. The Company and the Committee believe that EVA represents a key financial indicator of shareholder value and is an appropriate measure of Company financial performance.
 Under the Long-Term Awards, payouts for the 1995-1997 performance period were based on Company performance, measured by return on average stockholders' equity, with the potential for increased payout if net asset growth was also achieved. Under the Long-Term Awards for the 1995-1997 performance period granted to executive officers responsible for various businesses, return on average stockholders' equity counted for 50% in the calculation of the Long-Term Awards, and the factors specific to the performance of relevant businesses also counted for 50%. No payouts will be made based on corporate performance under the 1995-1997 Long-Term Awards. Only three executive officers will receive any payouts under these Awards due to performance of the executives' business units.
 No grants were made under the Long-Term Awards for the period beginning 1997. Instead, the Committee combined potential payouts under the 1997 Long-Term
Award with the potential payout under the 1997 Annual Plan which amount will be determined and paid in 1998.

Stock Awards: Executive officers are granted stock options to align the interests of management more closely with those of the stockholders by increasing stock ownership and tying a meaningful portion of compensation to the performance of the Company's stock. In addition, to emphasize the importance of stock ownership by management, the Committee and management have implemented stock ownership guidelines for officers which require all officers to hold Company stock having a market value relative to salary; the minimum ownership guideline is owning Company stock having a market value at least equal to base salary, with the level of target ownership increasing as levels of responsibility increase, up to five times base salary, which is the ownership guideline for the CEO.
 Historically, stock options have been granted annually in December at the fair market value of the stock on the grant date. However, no options were granted in December 1997. The Committee has determined to review this element of compensation together with annual salary increases, which become effective in April of each year.
 Premium priced option grants are periodically made to certain executive officers to supplement the target total pay structure so that total pay opportunity for those executive officers, including the premium priced options, would approximate the 75th percentile of the market. The terms of the premium priced option grants are provided in the "Option/SAR Grants in 1997" Table. The Committee believes that the incremental pay opportunity provided by the premium priced options is warranted by the significant appreciation in the Company's stock price required in order for the options to have value which focuses executives on creating shareholder value.
 The Committee makes restricted stock grants only on a selective basis for specific retention and recruiting requirements.

Deductibility of Executive Compensation: Tax laws limit the deduction a publicly held company is allowed for compensation paid to certain executive officers. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. The Committee considers ways to maximize the deductibility of executive compensation, but intends to retain the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

CEO COMPENSATION
John M. Richman, a director of the Company, served as Acting Chairman and Chief Executive Officer until William L. Davis was named CEO in March 1997. Mr. Davis' total compensation for 1997

--------------------------------------------------------------------------------
was established pursuant to his employment agreement with the Company. That agreement sets forth Mr. Davis' salary, target bonus and signing bonus, and, pursuant to that agreement, Mr. Davis was granted options to purchase shares of common stock and restricted shares of common stock, as described below. Mr. Davis' compensation for 1997 was established using substantially the same criteria that were used to determine compensation levels for other executive officers, discussed at the beginning of this report. Mr. Davis' total compensation is near the 60th percentile of the market, and may be increased to the 75th percentile based on performance. Approximately 60% of Mr. Davis' targeted annual cash compensation is linked to Company performance.
 Mr. Davis' salary of $700,000 per year is below average for CEOs in the compensation surveys used by the Committee, ranking approximately in the 40th percentile. Including his target bonus, his cash compensation is approximately in the 50th percentile.
 Of the options granted to Mr. Davis, options to purchase 500,000 shares of common stock were granted at fair market value on the grant date and options to purchase 500,000 shares of common stock were granted at 150% of fair market value on the grant date. The premium priced options vest only if fair market value equals or exceeds the exercise price for ten consecutive trading days within six years from the grant date. These options are intended to cover grants which would otherwise be expected to be made over three years. The Committee believes that these option grants directly align Mr. Davis' interests with those of shareholders and are consistent with grants made to newly-hired CEOs of other companies.
 An award of 320,238 restricted shares and signing bonuses totaling $3.88 million replace compensation Mr. Davis forfeited at his previous employer as a result of his employment by the Company. The restricted shares vest at different times over a seven-year period, mirroring the vesting of the compensation he would otherwise have received. Because the Company's Stock Incentive Plan limits the number of restricted shares the Committee may grant to one individual, a portion of the foregone compensation was in the form of a $3.7 million signing bonus, which was deferred (and bore interest) until paid in January 1998.
 Mr. Davis also received a pension enhancement to replace the pension amounts he would have received if he had finished his career with his previous employer.
 Mr. Richman did not receive a salary for his services as Acting Chairman and CEO. Instead, he was awarded stock options on November 7, 1996, details of which are provided in the "Option/SAR Grants in 1996" Table in the 1997 Proxy Statement. Mr. Richman did not participate in any other short- or long-term incentive compensation program. Mr. Richman did use Company aircraft, the value of which is reported for 1997.

                                          The Human Resources Committee

                                          Thomas S. Johnson, Chairman
                                          George A. Lorch
                                          William D. Sanders
                                          Stephen M. Wolf

EVA is a registered mark of Stern Stewart & Co.

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PERFORMANCE GRAPH

The following Performance Graph compares the Company's cumulative total stockholder return on its Common Stock for a five-year period (December 31, 1992 to December 31, 1997) with the cumulative total return of the Standard & Poor's 500 stock index (which includes the Company) and a peer group of companies selected by the Company for purposes of the comparison and described more fully below (the "Peer Group"). Dividend reinvestment has been assumed and, with respect to companies in the Peer Group, the returns of each such company have been weighted to reflect relative stock market capitalization.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
             AMONG R. R. DONNELLEY, S&P 500 INDEX AND PEER GROUP**

                                      LOGO

      Assumes $100 Invested on December 31, 1992 in R. R. Donnelley Common Stock, S&P 500 Index and Peer Group.
     * Total Return Assumes Reinvestment of Dividends
    ** Fiscal Year Ended December 31

 The data points for the above graph are as follows:

                         1992      1993       1994       1995       1996       1997
                         ----      ----       ----       ----       ----       ----
R. R. Donnelley          100       96.78      93.62     127.36     103.67     125.82
Standard & Poor's 500    100      110.08     111.53     153.45     188.68     251.63
Peer Group               100      111.04     108.20     138.75     153.68     206.57

--------------------------------------------------------------------------------
The Company provides a broad range of services to a diverse group of customers in several industries, including publishers (of, for example, magazines and books), merchandisers (such as retailers and catalog merchants), technology companies (such as computer hardware manufacturers and software publishers) and information providers. Because the Company's services and customers are diverse, the Company does not believe that there is a single published industry or line of business index that is appropriate for comparing stockholder return. The Peer Group

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selected by the Company for the above Performance Graph is a combination of two industry groups of companies identified by Value Line Publishing, Inc., a publisher of investment surveys ("Value Line")--the publishing group (which includes printing companies) and the newspaper group--except that the Company has been excluded. Also, any company whose common stock has not been traded on domestic exchanges for the relevant five-year period is excluded. All companies included by Value Line in the two relevant industry groups have common stock that has been traded for the relevant five-year period as of December 31, 1997. Other printing companies (as well as the Company) are included by Value Line in its publishing group. Many companies included in these two Value Line groups are ones with whom the Company is most frequently compared by investment analysts. This combination of printing, publishing and newspaper companies has been selected as representative of the Company's diverse range of products, services and customers.
 The companies included in the Peer Group are: Banta Corporation; Bowne & Co. Inc.; Central Newspapers (class A stock); Deluxe Corporation; Dow Jones & Company, Inc.; The Dun & Bradstreet Corporation; Gannett Co., Inc.; Golden Books Family Entertainment; Harcourt General Inc.; John H. Harland Company; Houghton Mifflin Company; Knight-Ridder, Inc.; Lee Enterprises, Inc.; McClatchy Newspapers, Inc. (class A stock); McGraw-Hill, Inc.; Media General, Inc. (class A stock); Meredith Corporation; News Corp Ltd; The New York Times Company (class A stock); Playboy Enterprises, Inc. (class B stock); Pulitzer Publishing Company; The Reader's Digest Association, Inc. (class A stock); Scholastic Corporation; The E.W. Scripps Company (class A stock); Southam Inc.; The Times Mirror Company (class A stock); Thomson Corp.; Tribune Company; and The Washington Post Company (class B stock). Graphic Industries and National Education Corporation, which were in the Peer Group for 1996, were deleted from the Peer Group because they are no longer included in the Value Line publishing or newspaper group.

-------------------------------------------------------------------------------
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Company has not selected its independent public accountants for 1998. This selection is normally made by the Board of Directors after the annual meeting of stockholders, after the Audit Committee, the members of which are identified under "Information about Directors and Nominees for Directors," has reviewed audit proposals for such year. After such review, the Audit Committee will recommend the selection of accountants for 1998 to the Board of Directors, which will make the final selection.
 Arthur Andersen LLP served as the Company's independent public accountants in 1997 and for thirty-one years prior thereto. Representatives of that firm are expected to be present at the 1998 Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

-------------------------------------------------------------------------------
PROPOSAL TO AMEND 1995 STOCK INCENTIVE PLAN

INTRODUCTION

In 1995, the stockholders approved the 1995 Stock Incentive Plan (the "Plan"). The purposes of the Plan are to provide incentives to (i) management through rewards based upon the ownership or performance of the Common Stock and (ii) non-employee directors of the Company through the grant of options to purchase Common Stock. Under the Plan, the Company may grant options to purchase Common Stock, including "incentive stock options" within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), stock appreciation rights ("SARs"), restricted stock, stock units and cash awards. Non-qualified options to purchase 4,000 shares of Common Stock are also granted automatically to non-employee directors on the date of each annual meeting of stockholders of the Company. Ten non-employee directors and approximately 750 employees are eligible to participate in the Plan. An aggregate of 7,500,000 shares of Common Stock were initially authorized for issuance under the Plan, of which no more than 500,000 could be issued in the form of restricted stock awards.

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PROPOSED AMENDMENT

As of December 31, 1997, approximately 2,400,000 shares were available for grants and awards under the Plan as a result in part of the grants to William
L. Davis as a part of his compensation at the time of his initial employment with the Company of options and shares of restricted stock which constituted all remaining shares of restricted stock available under the Plan. These grants and awards are described in the Human Resources Committee Report on page 16 above, and replace in part compensation forfeited by Mr. Davis at his previous employer as a result of his employment with the Company. The Board of Directors has determined that it is in the best interests of the Company and the stockholders to authorize additional shares for issuance under the Plan so that an adequate number of shares are available for Plan purposes. Accordingly, the Board of Directors, on the recommendation of the Human Resources Committee, adopted an amendment to the Plan, subject to stockholder approval, that would provide for an increase in the total number of shares that may be issued under the Plan from 7,500,000 to 9,500,000, of which no more than 750,000 (increased from 500,000) may be issued in the form of restricted stock awards. Set forth below is a summary of the Plan, as proposed to be amended. None of the additional shares that, upon stockholder approval, will be available under the Plan is subject to any outstanding stock award or option.

DESCRIPTION OF THE PLAN

 Administration
The Plan is administered by a committee designated by the Board of Directors (the "Plan Committee") and no member of the Plan Committee may be an "inside" or employee director. No member of the Plan Committee is eligible to receive a discretionary award of Common Stock or other equity securities of the Company or an affiliate of the Company under the Plan or any other plan of the Company or an affiliate of the Company.
 Subject to the express provisions of the Plan, and except for options granted to non-employee directors, the Plan Committee has the authority to select eligible officers and key management employees of the Company and its subsidiaries for participation in the Plan and determine all of the terms and conditions of each grant and award. Each grant and award will be evidenced by a written agreement containing such provisions not inconsistent with the Plan as the Plan Committee shall approve. The Plan Committee also has authority to prescribe rules and regulations for administering the Plan and to decide questions of interpretation of any provision of the Plan. Except with respect to grants to officers of the Company who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, or a person whose compensation is likely to be subject to the $1 million deduction limit under section 162(m) of the Code (described below under "Federal Income Tax Consequences"), the Plan Committee may delegate some or all of its power and authority to administer the Plan to the Chief Executive Officer or other executive officer of the Company.

 Available Shares
Under the Plan, 9,500,000 shares of Common Stock are available for grants and awards to officers, other key management employees and non-employee directors, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger or other similar event or change in capitalization. In general, shares subject to a grant or award which for any reason are not issued or delivered, including by reason of the expiration, termination, cancellation or forfeiture of all or a portion of a grant or award or by reason of the delivery or withholding of shares to pay all or a portion of the exercise price of an option or to satisfy tax withholding obligations, would again be available under the Plan. The maximum number of shares of Common Stock with respect to which (i) options and SARs or a combination thereof may be granted during any three-year period to any person is 1,000,000, and (ii) fixed awards in the form of restricted stock may be granted under the Plan is 750,000 in the aggregate, in each case subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger or other similar event or change in capitalization.

--------------------------------------------------------------------------------

 Change in Control
In the event (i) a person (subject to certain exceptions) becomes the beneficial owner of 50% or more of the voting power of the Company's outstanding securities, (ii) during any period of two consecutive years beginning on January 1, 1995, individuals who at the beginning of such period constitute the Board and any new director whose election was approved by at least two-thirds of the directors still in office who either were directors at the beginning of the period or whose election was previously so approved, cease to constitute a majority of the Board of Directors or (iii) the stockholders approve a merger or consolidation with any other corporation (unless the Company's stockholders and any employee benefit plan of the Company receive 50% or more of the voting stock of the surviving company or unless the merger or consolidation implements a recapitalization in which no person acquires more than 50% of the combined voting power of the Company's outstanding securities) or the stockholders approve a complete liquidation of the Company or sale of all or substantially all of the Company's assets, all options and SARs will be fully and immediately exercisable, the highest level of achievement will be deemed to be met with respect to performance awards of restricted stock, stock units or cash and such performance awards will be fully and immediately vested, and the period of continued employment for all fixed awards of restricted stock, stock units or cash will be deemed completed and such fixed awards will be fully and immediately vested.

 Termination and Amendment
The Plan will terminate on December 31, 1999, unless terminated earlier by the Board of Directors. The Board of Directors may amend the Plan at any time except that (i) no amendment may be made without stockholder approval if stockholder approval is required by applicable law or rule including Section 162(m) of the Code (described below) or regulation or such amendment would increase the maximum number of shares of Common Stock available under the Plan and (ii) the number of shares subject to options granted to non-employee directors, the purchase price therefor, the date of grant of any such option, the termination provisions relating to such options and the category of persons eligible to be granted such options will not be amended more than once every six months, other than to comply with changes in the Code or the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations thereunder.

 Stock Options and Stock Appreciation Rights
The period for the exercise of a non-qualified stock option (other than options granted to non-employee directors) or SAR and the option exercise price and base price of an SAR will be determined by the Plan Committee; provided that the option exercise price and the base price of an SAR will not be less than the fair market value of a share of Common Stock on the date of grant. SARs may be granted in tandem with a related stock option, in which event the grantee may elect to exercise either the SARs or the option, but not both, or SARs may be granted independently of a stock option. The exercise of an SAR entitles the holder thereof to receive (subject to withholding taxes) shares of Common Stock, cash or a combination thereof with a value equal to the appreciation in market value of a stated number of shares of Common Stock from the date of grant to the date of exercise.
 No incentive stock option will be exercisable more than ten years after its date of grant, unless the recipient of the incentive stock option owns greater than ten percent of the voting power of all shares of capital stock of the Company (a "ten percent holder"), in which case the option will be exercisable for no more than five years after its date of grant. If the recipient of an incentive stock option is a ten percent holder, the option exercise price will be the price required by the Code, currently 110% of fair market value.
 Individuals who immediately following the Company's annual meeting are non-employee directors are automatically granted, on the date of such meeting, non-qualified options to purchase 4,000 shares of Common Stock at an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant. Such options will expire on the first business day preceding the tenth anniversary of the date of grant and will become exercisable as to all of the shares of

--------------------------------------------------------------------------------
Common Stock subject to the option on and after the earlier to occur of (i) the date which is the first anniversary of the date of grant or (ii) the day immediately preceding the date of the first annual meeting of stockholders following the date of grant.
 Upon exercise, the option exercise price may be paid in cash or by the delivery of previously owned shares of Common Stock, as determined by the Plan Committee. In the event of termination of employment or service on the Board by reason of retirement or total and permanent disability, each option and SAR will be exercisable to the extent set forth in the agreement evidencing such option or SAR for a period of no more than five years (or such other period
(not to exceed the original term of the option) as set forth in the agreement relating to the option) after the date of such termination of employment or service on the Board, but in no event after the expiration of such option or SAR. In the event of termination of employment or service on the Board by reason of death or any reason other than retirement or total and permanent disability, each option and SAR will be exercisable to the extent set forth in the agreement evidencing such option or SAR for a period of 90 days after the date of death or termination, but in no event after the expiration of such option or SAR.
 The Plan includes a UK Stock Option Sub-Plan in order to vary the terms on which options may be granted to officers and key management employees who are employed by the Company or any of its subsidiaries in the United Kingdom. The terms and conditions of stock options granted under the Sub-Plan will be substantially the same as the terms and conditions applicable to other options granted under the Plan, but will contain additional terms and conditions, as set forth in the Sub-Plan, required to cause such options to qualify for certain favorable tax consequences to the optionees provided under Schedule 9 of the United Kingdom Income and Corporation Taxes Act 1988.

 Performance Awards and Fixed Awards
Under the Plan, bonus awards, whether performance awards or fixed awards, may be made in the form of (i) cash, whether in an absolute amount or as a percentage of compensation, (ii) stock units, each of which is substantially the equivalent of a share of Common Stock but for the power to vote and, subject to the Plan Committee's discretion, the entitlement to an amount equal to dividends or other distributions otherwise payable on a like number of shares of Common Stock and (iii) shares of Common Stock issued to the employee but forfeitable and with restrictions on transfer.
 Performance Awards may be made in terms of a stated potential maximum dollar amount, percentage of compensation or number of units or shares, with such actual amount, percentage or number to be determined by reference to the level of achievement of corporate, sector, business unit, division, individual or other specific objectives over a performance period of not less than one nor more than ten years, as determined by the Plan Committee. Fixed awards are not contingent on the achievement of specific objectives, but are contingent on the participant's continuing in the Company's employ for a period specified in the award.
 If shares of restricted stock are subject to a bonus award, the participant will have the right, unless and until such award is forfeited or unless otherwise determined by the Plan Committee at the time of grant, to vote the shares and to receive dividends thereon from the date of grant and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a distribution with respect to shares of Common Stock, other than a regular quarterly cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made. Upon termination of any applicable restriction period, including, if applicable, the satisfaction or achievement of applicable performance objectives, a certificate evidencing ownership of the shares of Common Stock will be delivered to the holder of such award.
 If stock units are credited to a participant pursuant to a bonus award, then, subject to the Plan Committee's discretion, amounts equal to dividends and other distributions otherwise payable on a like number of shares of Common Stock after the crediting of the units will be credited to an account for the participant and held until the award is forfeited or paid out. Interest shall be credited on the account annually at a rate equal to the return on five-year U.S. Treasury obligations.

--------------------------------------------------------------------------------
 The Plan Committee may provide for early vesting of an award in the event of the participant's death, permanent and total disability or retirement. At the time of vesting, (i) the award, if in units, will be paid to the participant either in shares of Common Stock equal to the number of units, in cash equal to the fair market value of such shares, or in such combination thereof as the Plan Committee determines, and the participant's account to which dividend equivalents, other distributions and interest have been credited will be paid in cash, (ii) the award, if a cash bonus award, will be paid to the participant either in cash, or in shares of Common Stock with a then fair market value equal to the amount of such award, or in such combination thereof as the Plan Committee determines and (iii) shares of restricted Common Stock issued pursuant to an award will be released from the restrictions.

FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of certain of the U.S. federal income tax consequences generally arising with respect to grants and awards under the Plan.

 Stock Options
A participant will not recognize any income upon the grant of a stock option. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company will be entitled to a corresponding deduction. A participant will not recognize any income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within such period, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the excess of (A) either (i) the amount realized upon such disposition and (ii) the fair market value of such shares on the date of exercise, over (B) the exercise price, and the Company will be entitled to a corresponding deduction.

 SARs
A participant will not recognize any income upon the grant of SARs. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of an SAR equal to the fair market value of any shares delivered and the amount of cash paid by the Company upon such exercise, and the Company will be entitled to a corresponding deduction.

 Restricted Stock and Stock Units
A participant will not recognize any income at the time of the grant of shares of restricted stock (unless the participant makes an election to be taxed at the time the restricted stock is granted) or stock units, and the Company will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income at the time the restrictions lapse on restricted stock (if such election was not made) and stock units in an amount equal to the excess of the fair market value of the shares or units at such time over the amount, if any, paid for such shares or units. The amount of ordinary income recognized by a participant is deductible by the Company as compensation expense, except to the extent the deduction limit of section 162(m) of the Code applies. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (subject to income tax withholding), rather than dividend income, in an amount equal to the dividends paid and the Company will be entitled to a corresponding deduction, except to the extent the deduction limit of section 162(m) of the Code applies. A participant will recognize compensation taxable as ordinary income (subject to income

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tax withholding) when amounts attributable to stock units are paid (or made available) and the Company will be entitled to a corresponding deduction, except to the extent the deduction limit of section 162(m) of the Code applies.

 Cash Bonus Awards
A participant will not recognize any income upon the grant of a bonus award payable in cash and the Company will not be entitled to a tax deduction at such time. At the time such award is paid (or made available), the participant will recognize compensation taxable as ordinary income (subject to income tax withholding) in an amount equal to any cash paid by the Company, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limit of section 162(m) of the Code applies.

 Section 162(m) of the Code
Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation's chief executive officer and the corporation's four most highly compensated executive officers other than the chief executive officer. However, "performance-based" compensation is not subject to the $1 million deduction limit. To qualify as performance-based compensation, the following requirements must be satisfied: (i) the performance goals are determined by a committee consisting solely of two or more "outside directors,"
(ii) the material terms under which the compensation is to be paid, including the performance goals, are approved by a majority of the corporation's stockholders and (iii) the committee certifies that the applicable performance goals were satisfied before payment of any performance-based compensation is made. The Plan Committee will consist solely of "outside directors" as defined for purposes of section 162(m) of the Code. As a result, and based on certain proposed regulations issued by the U.S. Department of the Treasury, certain compensation under the Plan, such as that payable with respect to options and SARs, is not expected to be subject to the $1 million deduction limit, but other compensation payable under the Plan, such as any restricted stock award which is not subject to a performance condition to vesting, would be subject to such limit.

GENERAL/VOTE REQUIRED

The number of stock options or other forms of award that will be granted hereafter under the Plan is not currently determinable, except that options to purchase 4,000 shares of Common Stock will be granted to each non-employee director on the date of each annual meeting. Information regarding awards in 1997 under the Plan to the named executive officers is provided in the "Summary Compensation Table," the "Option/SAR Grants in 1997" table and the "Aggregated Option/SAR Exercises in 1997 and Fiscal Year-End Option/SAR Values" table. In addition, in 1997, (i) options for 40,000 shares were granted to all current non-employee directors as a group, (ii) options for 1,395,000 shares and 320,238 shares of restricted stock were granted to all current executive officers as a group and (iii) options for 49,000 shares were granted to all other eligible employees, including current officers who are not executive officers. At December 31, 1997, 145,117,830 shares of Common Stock were outstanding. On February 4, 1998, the average of the high and low transactions prices in trading of the Common Stock, as reported in the New York Stock Exchange Composite Transactions was $37.09375 per share.
 The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the 1998 Annual Meeting and entitled to vote on the proposal to amend the Plan is required to approve the amendment.
 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AMENDMENT OF THE 1995 STOCK INCENTIVE PLAN.

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STOCKHOLDER PROPOSAL REGARDING EXECUTIVE COMPENSATION

The Company has been notified that the following stockholders intend to introduce and support the following proposal at the 1998 Annual Meeting:
Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian, Michigan 49221, which has provided certification to the Company indicating that, as of October 10, 1997, it was the beneficial owner of 100 shares of Common Stock, Dominican Sisters of Hope, 299 North Highland Avenue, Ossining, New York 10562, which has provided certification to the Company indicating that, as of November 10, 1997, it was the beneficial owner of 100 shares of Common Stock, Maryknoll Fathers and Brothers, P.O. Box 306, Maryknoll, New York 10545, which has provided certification to the Company indicating that, as of October 31, 1997, it was the beneficial owner of 200 shares of Common Stock and Mercy Consolidated Asset Management Program, 20 Washington Square North, New York, New York 10011, which has provided certification to the Company that, as of October 21, 1997, it was the beneficial owner of 200 shares of Common Stock. Based on the certifications of ownership outlined above, the stockholder proponents own a total of 600 shares of Common Stock which represents less than one percent (1%) of the total shares of Common Stock outstanding on December 31, 1997.

WHEREAS: We believe financial, social and environmental criteria should all be taken into account in setting compensation packages for corporate officers. Public scrutiny of executive compensation is intensifying, with serious concerns being expressed about the widening chasm between salaries of top corporate officers, U.S. employees and workers in low wage countries. Concerns include:
  . In 1995 Pearl Meyer and Partners reported that CEO compensation packages at large corporations increased 23%, to an average of $4.37 million. That is $2,100 an hour, or 183 times the average U.S. worker's 1995 hourly earnings according to the Council on International and Public Affairs.
  . As CEO salaries soared in 1995, U.S. private sector worker pay and benefits inched up just 2.8%, the lowest increase since the Department of Labor created the employment cost index in 1980.
  . A 1997 IRS report shows that from 1980 to 1995, senior executives' compensation rose 182%, from $109 billion in 1980 to $307.6 billion in 1995 (NY Times, 8/2/97).
  . Executives of companies with Mexican operations often make several thousand times the pay of their Mexican employees. In 1994, Ford's CEO Alexander Trotman made 2,003 times the annual pay of an average Ford employee in Mexico. Allied Signal's CEO, Lawrence Bossidy's compensation package of $8.4 million in 1995 was more than the company's total annual Mexican payroll of $7.8 million for approximately 3,800 workers.
  . Our company's former CEO and Chairman, J.R. Walter, received a total compensation package of $1,058,559 in 1996. In our company's plant in Reynosa, Mexico, R. R. Donnelley's maquiladora workers received a base wage of between 143.50 pesos ($19) and 275 pesos ($36.65) for a five day week (Donnelley's "Reynosa Operation Report," December 1995). This salary does not even provide purchasing power sufficient for workers to meet their families' basic needs.
  . Our company needs to address the implications of paying high executive salaries and poverty wages to workers in developing nations. The situation in Mexico is illustrative of conditions in other R. R.
    Donnelley plants benefiting from cheap labor. Consequences of paying widely divergent compensation levels might include decreased worker commitment, poor labor-management relations, and harm to R. R.
    Donnelley's public image. We believe our company should adopt a policy of paying a sustainable wage, providing enough purchasing power for workers to support themselves and their families.

RESOLVED: Shareholders request the Board institute a special Executive Compensation Review, and prepare a report available to shareholders by October 1998 summarizing the results and recommended changes. The review shall cover pay, benefits, perks, stock options, and special

--------------------------------------------------------------------------------
arrangements in the compensation packages for all top officers.
 The review will include:
   1. Ways to link our company's executive compensation more closely to financial, social and environmental performance with proposed criteria.
   2. Comparison of compensation packages for company officers with the lowest and average wages for company employees in the U.S. and with three low wage countries, including Mexico.
   3. Whether a cap should be placed on compensation packages for officers to prevent our company from paying excessive compensation.

--------------------------------------------------------------------------------
POSITION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS SUPPORT THE BOARD OF DIRECTORS AND VOTE AGAINST THE STOCKHOLDER PROPOSAL.
The proposal on executive compensation is similar, in its emphasis on the wage and benefit practices at the Company's maquiladora operations, to proposals that were defeated by the stockholders at the Annual Meetings in 1995 (by over 91% of the votes cast, excluding abstentions and broker non-votes), 1996 (by over 95% of the votes cast, excluding abstentions and broker non-votes) and 1997 (by over 94% of the votes cast, excluding abstentions and broker non-votes).
 The Human Resources Committee of the Board of Directors is responsible for determining the compensation to be paid to the Company's senior officers. The Committee's approach to compensation is discussed at length in the Human Resources Committee Report on Executive Compensation included in this proxy statement (the "Committee Report"). The Committee annually reviews the base salary of each executive officer and selects the performance factors and targets which determine payouts to executive officers under the Company's short- and long-term incentive compensation plans. In selecting these factors and targets, the Committee is assisted by professional compensation consultants who provide, among other things, objective data concerning compensation programs at companies used to define the market for executive compensation pay comparison purposes. The market data are used to determine the overall competitive environment for executives and the level of compensation and the nature of the compensation programs and performance targets necessary to attract and retain executive talent.
 The Board believes that the Company's compensation program for executive officers is competitive and is carefully and thoroughly researched by the Committee, and that the incentive compensation programs are appropriately tied to key performance factors with payout dependent on the achievement of stated performance objectives. These factors are discussed at length in the Committee Report. The Board believes that the executive compensation review and report requested by the proponents is not warranted and would not result in any benefit to the stockholders.
 The Company has also reviewed wage and benefits practices at its Reynosa, Mexico operations in the recent past and the Board believes that these practices are satisfactory and that changes in these practices are unnecessary at this time. The Board believes that the data the Human Resources Committee used in establishing executive compensation is appropriate and that a comparison of the compensation packages of the executive officers with the lowest and average wages for Company employees at various locations, including Mexico, would be redundant.
 The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the 1998 Annual Meeting, and entitled to vote on the stockholder proposal on executive compensation, is required to approve it.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THE STOCKHOLDER PROPOSAL.

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STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 1999 ANNUAL MEETING

Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company by October 20, 1998, to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. The 1999 Annual Meeting of Stockholders is currently scheduled to be held on March 25, 1999.
 The Corporate Responsibility and Governance Committee will consider nominees recommended by stockholders as candidates for election to the Board of Directors, and proposals recommended by stockholders, at the Annual Meeting of Stockholders. The By-Laws of the Company provide that a stockholder wishing to nominate a candidate for election to the Board, or make a proposal, is required to give written notice to the Secretary of the Company of his or her intention to do so. The notice of nomination or proposal must be received by the Company not less than sixty days nor more than ninety days prior to the stockholders' meeting, or if less than seventy-five days' notice or prior public disclosure of the meeting date is given or made, the notice of nomination or proposal must be received within ten days after the meeting date is announced. The notice of nomination or proposal is required to contain certain information about the nominee or proposal and the stockholder making the nomination or proposal. The Company may require that a proposed nominee furnish other information to determine that person's eligibility to serve as director. A nomination or proposal which does not comply with the above procedure will be disregarded.
 Such proposals or nominations should be addressed to Secretary, R. R. Donnelley & Sons Company, 77 West Wacker Drive, Chicago, Illinois 60601-1696.

--------------------------------------------------------------------------------
DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

Management does not now intend to bring before the 1998 Annual Meeting any matters other than those specified in the notice of the meeting, and it does not know of any business which persons other than the management could properly present at the meeting other than the stockholder proposal discussed in this Proxy Statement. Should any other matter requiring a vote of the stockholders properly come before the meeting, the persons named in the accompanying proxy intend to vote the shares represented by them in accordance with their best judgment.

                                          By order of the Board of Directors

                                          Monica M. Fohrman
                                          Secretary

Chicago, Illinois
February 18, 1998

P R O X Y

R.R. Donnelley & Sons Company                      PROXY/VOTING INSTRUCTION CARD
Chicago, Illinois
================================================================================

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on March 26, 1998.

The undersigned hereby appoints William L. Davis, James R. Donnelley and Cheryl
A. Francis, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of R. R. Donnelley & Sons Company to be held on March 26, 1998 at nine o'clock a.m., Chicago time, and at any adjournments thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present.

Your vote with respect to the election of Directors and the other proposals may be indicated on the reverse. Nominees for Directors are Martha Layne Collins, William L. Davis, Oliver R. Sockwell and Stephen M. Wolf.

Your vote is important! Please sign and date on the reverse and return promptly in the enclosed postage-paid envelope.

This card also provides voting instructions for shares held in the Dividend Reinvestment Plan, shares held for the benefit of Donnelley employees in the Tax Credit Stock Ownership Plan ("TRASOP") and the Employee Monthly Investment Plan ("EMIP").

================================================================================

Comments
        ------------------------------------------------------------------------

--------------------------------------------------------------------------------
(If you have written in the above space, please mark the "Comments" box on the reverse of this card.)

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

[X] Please mark your votes as in this example.                              7827

    This Proxy, when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of Directors and FOR proposal 2 and AGAINST proposal 3.

The Board of Directors recommends a vote FOR the election of Directors and FOR proposal 2.

                                                FOR                     WITHHELD
1. Election of Directors (See reverse)          [_]                       [_]

For, except vote withheld from the following Nominee(s):

--------------------------------------------------------

                                                FOR        AGAINST      ABSTAIN
2. Amend the 1995 Stock Incentive Plan          [_]          [_]          [_]


Will Attend Annual Meeting [_]
Change of Address/Comments on reverse side [_]


The Board of Directors recommends a vote AGAINST proposal 3.

                                                FOR        AGAINST      ABSTAIN
3. Stockholder Proposal regarding Executive
   Compensation                                 [_]          [_]          [_]

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                                Please sign exactly as name
                                                appears hereon. Joint owners
                                                should each sign. When signing
                                                as attorney, executor,
                                                administrator, trustee,
                                                guardian, officer, general
                                                partner, etc. please give full
                                                title as such.

                                                --------------------------------

                                                --------------------------------
                                                SIGNATURE(S)                DATE

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .



                               Admission Ticket

                      [LOGO] RR Donnelley & Sons Company

                        Annual Meeting of Stockholders

                      Thursday, March 26, 1998 at 9:00 AM
               First Chicago Center at One First National Plaza
                          Dearborn & Madison Streets
                               Chicago, Illinois

         ------------------------------------------------------------



         ------------------------------------------------------------

         This ticket admits the named Stockholder(s) and one guest. Photocopies will not be accepted. You may be asked for identification at the time of admission.